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                                                                   Exhibit 10.12

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This employment agreement between The Pathways Group, Inc. (hereinafter the "Company") and Christopher R. Miller (hereinafter "Miller"), effective as of November 1, 1999, is made for good and sufficient consideration, as reflected in the mutual promises, covenants, obligations, undertakings and conditions set forth below:

         1. POSITION AND DUTIES:

         The Company shall employ Miller as Senior Vice President for Business Development and in any additional capacity or capacities as the Company's President and Chief Executive Officer may from time to time decide. Miller shall have the full responsibilities, duties and authorities of the Company's Senior Vice President for Business Development. In addition, Miller shall be responsible for implementing and complying with directives issued by the Company's President and Chief Executive Officer.

         2. TERM OF EMPLOYMENT:

         Subject to earlier termination as provided in this agreement, Miller shall be employed for a term of three (3) years, which shall be automatically extended for additional one (1) year periods (such initial term and all extended terms being referred to collectively herein as the "employment term") unless either party gives notice in writing to the other not less than ninety (90) days before the end of the initial term or extended term that the employment contract shall not be extended.

         3. COMPENSATION:

                  (a) BASE SALARY: Company shall pay a base salary to Miller at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year, payable semi-monthly, in twenty-four (24) equal installments, subject to all withholdings and deductions required for federal, state and local taxes and charges and any other withholdings or deductions authorized by Miller. In addition to the base salary established above, and in recognition of the fact that Miller is relinquishing significant income opportunities in the immediate future by ceasing the private practice of law at this time, Miller will receive a one-time signing bonus of One Hundred Thousand Dollars ($100,000.00) payable as follows:
         Fifty Thousand Dollars ($50,000.00) payable at signing, Twenty Five Thousand Dollars payable January 3, 2000 and Twenty Five Thousand Dollars payable February 1, 2000.

                  (b) BONUS: Miller shall also be paid an annual discretionary performance bonus as determined by the Chief Executive Officer and/or Board of Directors.

                  (b) AUTOMOBILE ALLOWANCE: The Company shall pay to Miller an annual Automobile Allowance in the annual amount of Seven Thousand
         Eight Hundred Dollars ($7,800.00), payable semi-monthly in twenty-four equal installments, subject to all
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         withholdings and deductions required for federal, state and local taxes and charges and any other Executive Employment Agreement withholdings authorized by Miller.

                  (c) STOCK OPTION: The Company shall issue to Miller options to purchase One Hundred Thousand (100,000) shares of the Company's common stock, which options shall vest equally over three (3) years, at an exercise price of $3.00 per share, pursuant to a stockholders plan intended to be qualified under Section 422 of the Internal Revenue Code of 1986 and the regulations promulgated in relation thereto. The plan will expire November 1, 2004. Unexercised options awarded to Miller hereunder shall be subject to forfeiture as provided in Paragraphs 6 and 7 of this agreement.

         4. EMPLOYMENT BENEFITS:

         Throughout the employment term, Miller shall be entitled to receive the employment benefits generally offered to all other executive employees, including, but not limited to, medical, dental, optical, prescription drugs and life insurance for Miller and his family, at Company expense, and:

                  (a) EXECUTIVE COMPENSATION PACKAGE: Enrollment in Executive Compensation Package.

                  (b) VACATION: The Company waives its policy on vacations, to allow for four weeks per year.

                  (c) LIFE INSURANCE: The Company shall provide and pay for life insurance on the life of Miller in the amount of three (3) times his annual salary provided for in this agreement. The beneficiary shall be Miller's estate, unless otherwise directed by Miller in writing at any time prior to his death.

                  (d) STOCK ISSUANCE: The Company and Miller may agree from time to time, with the approval of the Board of Directors, to issue to Miller Common Stock of the Company in consideration of such services or contributions of property as may be deemed appropriate, and at a value determined by the Board of Directors in good faith and in compliance with applicable law. Any such issuance of stock may, at the request of Miller, and subject to the approval of the Company which may not be unreasonably withheld, be issued by the Company to such party or entity, including without limitation, an irrevocable trust or similar entity, as Miller may at the time of issuance direct.

                  (e)      DISABILITY COMPENSATION:

                           (1) If Miller becomes disabled at any time, and for any number of times, due to any cause so that he is physically unable to perform


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                                    his ordinary duties and responsibilities
                                    under this agreement, then Miller shall be entitled to receive, in lieu of salary, an amount equal to his salary, payable at the same time and in the same manner as Miller's salary is paid, provided however, that this benefit shall be limited to not more than a total of twelve (12) months during the term of the agreement.

                           (2) Miller's entitlement to disability income pursuant to this subparagraph shall begin and end as determined by a certificate issued by a qualified M.D. or D.O. licensed by the State of California. The certificate shall state in substance that, " Miller was determined to be disabled and unable to perform the ordinary and usual duties as Senior Vice President, Business Development of Pathways, beginning [DATE] Miller's disability continues as of this [DATE ." Such a certificate shall be submitted every three (3) months beginning with the date of disability and continuing thereafter until Miller's disability ends and he is able to return to work full time or his disability compensation benefit has been fully used, whichever occurs first.

         5. EXPENSE REIMBURSEMENT:

         During the employment term, the Company shall reimburse Miller for reasonable out-of pocket expenses incurred in connection with the Company's business, including travel expenses, food, and lodging when away from home, subject to such policies as the Company may from time to time reasonably establish for its employees.

         6. LIMITATION ON OUTSIDE ACTIVITIES:

         During his employment, Miller shall devote his full occupational time, energies, abilities, knowledge and experience to the performance of his duties under this agreement and shall not render to others services of any kind for compensation or engage in any other business activity without the Company's prior written consent. Notwithstanding the foregoing, it is understood and agreed that for a transitional period of time, not to exceed one year, Miller shall remain as Of Counsel to Lanahan & Reilley LLP in order to wind up certain matters for which he is presently responsible. Miller shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder or otherwise, promote, participate or engage in any business activity competitive with the Company or its subsidiaries, affiliates, co-venturers, customers or assigns. Miller shall not take any action to establish, form, assist or become employed by any such competing business on termination of Miller's employment. Miller's breach of any of the provisions of this paragraph shall give the Company the right, in addition to all other remedies the Company may have, to terminate the employment and to cancel and/or terminate any and all compensation and benefits to which Miller might otherwise be entitled under this agreement.


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         7. TERMINATION OF EMPLOYMENT:

         The employment created by this agreement may be terminated during the employment term in accordance with the following provisions of this paragraph:

                  (a) TERMINATION WITHOUT CAUSE BY THE COMPANY: The employment maybe terminated without cause in the sole and absolute discretion of the Company upon written notice by the Company to Miller; provided, however, that if this agreement is terminated pursuant to this subparagraph, Miller shall receive from Company all salary and benefits provided under this agreement for six (6) months after the effective date of the termination. Such salary and benefits shall constitute the complete and exclusive obligation of the Company for termination of the employment and for any and all claims of Miller arising out of or in connection with Miller's employment or the termination thereof.

                  (b) TERMINATION WITHOUT CAUSE BY MILLER: The employment may be terminated without cause in the sole and absolute discretion of Miller upon six (6) months' written notice by Miller to the Company, provided, however, that if this agreement is terminated pursuant to this subparagraph, Miller shall forfeit any unexercised, vested stock options under this agreement.

                  (c) TERMINATION FOR CAUSE BY THE COMPANY: The Company may terminate the employment at any time upon written notice to Miller if the Company ceases a substantial portion of its business operation, in the event of the sale or change of ownership of the Company or a substantial portion of its assets, or if, in the sole and absolute determination of the Company:

                  (1) Its business circumstances change so materially that it is impracticable for the Company to continue using Miller's employment services; or Miller's continued employment would not confer to the Company the substantial benefit intended to be gained by the employment; or

                  (2) Miller breaches his duty of loyalty to the Company or any material term, promise, covenant, condition, obligation, undertaking or commitment set out in this agreement or the Company's operational policies or procedures, personnel policies or procedures or work rules; commits any material act of dishonesty or illegality; commits any act or omission creating an unreasonable risk of civil or criminal legal action against the Company; discloses any trade secret or confidential or proprietary information of the Company, its subsidiaries, affiliates, co-venturers, customers or assigns; is guilty of carelessness, misconduct, neglect of duty or unsatisfactory work performance; or acts in any way that significantly impedes or creates a risk of significant detriment to the Company's operations, profits, reputation or other business interests.


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         Such termination shall be effective immediately upon written notice of termination.

                  (d) TERMINATION FOR CAUSE BY MILLER: Miller may terminate the employment at any time upon written notice to Company, if, in the sole and absolute determination of Miller, the Company breaches any material term, promise, covenant, condition, obligation, undertaking or commitment set out in this agreement; commits any material act of dishonesty or illegality; commits any act or omission creating an unreasonable risk of civil or criminal legal action against Miller; improperly discloses any personal or private information of Miller protected by any Constitutional or statutory right to privacy; acts in a manner constituting constructive discharge of Miller; or the Company's actions or business circumstances or Miller's personal or family circumstances make it impossible or impracticable for Miller to continue performing employment services to the Company. Such termination shall be effective immediately upon written notice of termination.

                  (e) TERMINATION IN THE EVENT OF DISABILITY: If Miller is unable, due to mental or physical illness or injury, to substantially perform his duties under this agreement in a satisfactory manner for a period of twelve (12) months, the employment shall terminate at the end of such period.

         8. CONFIDENTIALITY, PROPERTY RIGHTS AND NO SOLICITATION:

                  (a) CONFIDENTIAL INFORMATION: In the course of his employment by the Company, Miller will have access to trade secrets and confidential and proprietary information of the Company, its subsidiaries, affiliates, co-venturers and customers, including, but not limited to, personnel, products (developed and under development), proposals, services, operations, procedures, customers, customer lists, customer needs, customer contacts, customer relations, customer data and information, marketing areas, marketing proposals, marketing methods and plans, business development plans and techniques, business methods and plans, sales methods and plans, sales figures, sales projections, price lists, pricing formulae and information, inventions, discoveries, formulae, patents, trademarks, copyrights, films, scripts, ideas, creations, concepts, theories, technologies, technology applications, data, product research, prototypes, models, designs, system design documents, specifications and requirements, schematics, software, codes, program components and documentation, processes, techniques, tools, devices, know-how, estimates, accounting records, and accounting procedures (collectively referred to as "Confidential Information"). Except as required in the course of his employment by Company, Miller will not, without Company's prior consent, either during his employment by Company or after termination of the employment, directly or indirectly disclose to any third person any Confidential Information. Miller acknowledges and agrees that all such Confidential Information, regardless of who discovered, created or developed it, is the property of the Company, solely and exclusively, and is valuable proprietary information of the Company. Upon termination of the employment, whether with or without cause, MILLER shall immediately return and deliver to the Company.


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                  (b) NO SOLICITATION OF EMPLOYEES: Miller agrees that, during his employment and for two (2) years thereafter, he will not solicit any of the Company's employees for a competing business and will not induce or attempt to induce any of the Company's employees to leave their employment with the Company.

                  (c) INTELLECTUAL PROPERTY RIGHTS: All rights, title and interest of every kind and nature whatsoever in and to any intellectual property, including, but not limited to, any inventions, patents, trademarks, copyrights, films, scripts, ideas, creations, concepts, theories, technologies, technology applications, products (developed and under development), product research, prototypes and models, whether or not invented, created, written, developed, furnished, produced or disclosed by Miller in the course of rendering his services to the Company under this Agreement shall, as between the parties hereto, be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever, and Miller shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds therefrom.

                  (d) RETURN OF ALL OF THE COMPANY'S PROPERTY. Whenever requested by the Company during the employment, and without request upon termination of the employment, whether termination is with or without cause, Miller shall immediately return and deliver to the Company all of the Company's property, including all items used by Miller in rendering services hereunder and all originals and copies of the Company's documents and data, including, but not limited to, all Confidential Information.

                  (e) PROTECTION OF OTHER COMPANIES' TRADE SECRETS AND CONFIDENTIAL INFORMATION: Miller understands that state and federal laws provide severe penalties for misappropriation and unauthorized disclosure of trade secrets and confidential, proprietary business information belonging to Employee's previous employers or to any other Company. Miller agrees and warrants that, in connection with his/her employment by Pathways, he/she will not misappropriate, use or disclose any trade secret or confidential, proprietary information belonging to any previous employer or any other Company. Miller agrees and warrants that, if he/she has any question or uncertainty about whether particular information might be a trade secret or confidential, propriety business information of a previous employer or another Company, Miller will immediately contact Pathways' General Counsel.

         9. NON-COMPETITION AFTER TERMINATION OF EMPLOYMENT:

         Miller and the Company recognize and acknowledge that in his employment, he will become familiar with all of the Company's sales methods and plans, marketing, marketing and development, technologies, applications of technologies, products (developed and under development), product research, business methods and plans, data, processes, techniques, inventions, discoveries, formulae, patterns, devices, know-how, services, products, and other customer information (collectively referred to as "Confidential Information"), in all of the geographic areas throughout the world in which the Company already has made marketing efforts and/or sales of products and services, and he will become knowledgeable about present and


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future marketing proposals and plans for those products and services. Miller agrees, as part of the consideration for this Employment Agreement, that Miller will not engage, directly or indirectly, nor solicit employees of the Company to engage in the development, distribution, manufacture or sale of any products or services which compete with the products or services provided by the Company or its related companies, for a period of two (2) years. The parties agree that the phrase "engage, directly or indirectly, nor solicit employees of the Company to engage in the development distribution, manufacture or sale of any products or services which compete with the products or services provided by the Company or its related companies" shall include any situation or circumstance in which Miller shall be owner, partner, officer, director or shareholder of a corporation, or an agent, employee or consultant of any business entity engaged, or about to become engaged, in competition with the Company.

         10. INJUNCTIVE RELIEF:

         Miller acknowledges and agrees that any breach of the terms of Paragraphs 8 or 9 above would irreparably injure the Company and that it would be impossible to measure in money the resulting injury to the Company, and, in any action to enforce this the terms of Paragraphs 8 or 9 or to enjoin any breach of those paragraphs, Miller waives any claim or defense that the Company has an adequate remedy at law or that the Company would not be irreparably injured by breach of the terms of Paragraphs 8 or 9, and Miller acknowledges and agrees that the Company will be entitled to temporary, preliminary and permanent injunctive relief and restraining orders, without any delay whatsoever, in connection with any breach, or threatened or impending breach, of any of the ten-ns of those paragraphs. In any action to enforce the Company's rights under Paragraphs 8 through 10 of this agreement, the party prevailing in such action shall be entitled to recover as damages reasonable attorneys' fees and all other reasonable expenses incurred in the action and in any efforts prior to or during the action to secure compliance with the terms of this agreement.

         11. ARBITRATION:

         Except for claims, disputes and causes of action arising out of or in connection with Paragraphs 8 through 10 above, the Company and Miller agree to arbitrate any and all disputes and claims, including discrimination claims, arising out of or in connection with the employment or the termination thereof, if the amount in controversy is more than $5,000.00. This arbitration agreement applies to all disputes between the parties and any and all claims by Miller against the Company and any officer, director, employee, agent or representative of the Company, against any corporate parent or subsidiary of the Company, and/or against any person or company affiliated with the employer (e.g., a person or company involved in a joint venture, partnership or other similar business relationship with the employer or one having an owner, partner or parent or subsidiary corporation in common with the employer). The arbitration award shall be final and binding on all parties to the arbitration proceeding. The arbitration shall be conducted in Santa Rosa, California, pursuant to the California Arbitration Act and the terms of this agreement. Arbitration may not be initiated after expiration of any statute of limitation for the commencement of any civil or administration proceeding on the claim or dispute. Arbitration shall be initiated by written notice by one party to the other, specifying the nature of each claim


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or dispute at issue and the amount and manner of calculation of each item of damages. The parties shall each appoint one arbitrator, and the parties' arbitrators shall together select a third neutral arbitrator. If the three arbitrators determine that the claims or disputes specified in the notice collectively involve an amount in controversy more than $5,000.00, they shall hear and determine the dispute(s) or claim(s) according to applicable laws, this arbitration agreement and the Company's work rules and policies in effect at the time of the events which gave rise to the arbitration. The three arbitrators shall issue a written decision determining each dispute, claim and item of damages submitted to the arbitrators. Determination of each dispute, claim and item of damages shall require the concurrence of at least two arbitrators, but it is not necessary that the same two arbitrators concur on every dispute, claim or item of damages. The arbitration decision shall attest that the requisite concurrence existed as to each dispute, claim and item of damages. THE COMPANY AND MILLER UNDERSTAND AND EXPRESSLY AGREE THAT, BY ENTERING INTO THIS ARBITRATION AGREEMENT, THEY ARE GIVING UP THE RIGHT TO BRING IN ANY COURT ANY CLAIM, CAUSE OF ACTION OR DISPUTE ARISING OUT OF OR IN CONNECTION WITH THE EMPLOYMENT OR THE TERMINATION THEREOF, INCLUDING THE RIGHT TO A JURY TRIAL. The arbitration award may be confirmed by any court having jurisdiction of the matter, and judgment may be entered on the confirmed award. Charges and expenses of the neutral arbitrator shall be borne by the parties equally, and the parties shall deposit their respective shares of the neutral arbitrator's estimated charges prior to the arbitration hearing. The parties shall each bear their own costs, expenses and attorneys' fees in connection with the arbitration, unless a statute or contract applicable to the claim or dispute expressly provides for recovery of attorneys' fees by the prevailing party.

         12. INCORPORATION AND INTEGRATION:

         Miller shall comply with and enforce all of the Company's operational policies and procedures, personnel policies and procedures and work rules, as they may be promulgated and announced from time to time. Except for such operational policies and procedures, personnel policies and procedures and work rules, this written agreement contains the entire agreement between the parties and supersedes all prior oral, written and/or implied agreements, promises, covenants, obligations, undertakings, commitments, representations and understandings by or between the parties, including all prior employment agreements, whether or not fully performed by Miller before the date of this agreement. The Company and Miller acknowledge and agree that there are no terms, conditions, covenants, obligations or promises, express or implied, applicable to the employment except those set out in this agreement. There shall be no amendment, modification, change or enlargement of this agreement except by a writing signed by the party to be charged with performance of the amendment, modification, change or enlargement. In the event of any conflict or difference between this agreement and Company's current or future operational policies and procedures, personnel policies and procedures and work rules, the provisions of this agreement shall control.


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         13. SURVIVAL, GOVERNING LAW, VENUE AND SEVERABILITY:

         The representations, warranties, covenants, promises and restrictions set out in this agreement shall operate continuously and shall survive termination of the employment created by the agreement The agreement shall inure to the benefit of and be binding upon Miller, his heirs, estate, executors, administrators and all others claiming through or on behalf of Miller, and upon Company, its subsidiaries, affiliates, successors and assigns. The agreement shall be construed and governed in accordance with the laws of the State of California. All actions, arbitrations and proceedings arising from or in connection with the agreement or the employment it creates shall be commenced and maintained in Sonoma County, State of California. If any term, covenant, condition, clause or provision of this agreement is held to be invalid or unenforceable, then such clause or provision shall be severed herefrom, and such invalidity or unenforceability shall not affect any other provision of this agreement, the balance of which shall remain in full force and effect; provided, however, that if any such term, covenant, condition, clause or provision may be modified so as to be valid or enforceable as a matter of law, then such term, covenant condition, clause or provision shall be deemed modified so as to be enforceable to the maximum extent permitted by law.

         14. NOTICES:

         Any notices to be given hereunder by any party to another party shall be in writing and delivered in person or mailed registered or certified mail, postage prepaid with return receipt requested.

                                         The Pathways Group, Inc.


                                         By
------------------------------------       -------------------------------------
       Christopher R. Miller                         Carey F. Daly II
                                                     President & CEO


                                         By
                                           -------------------------------------
                                            Monte Strohl, Director acting under
                                            authority of the Board of Directors


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